Exhibit (k)(4)

CREDIT AGREEMENT

dated as of February 6, 2007

between

Pennant SPV Company, LLC,

as Borrower,

and

Bear Stearns Investment Products Inc.,

as Lender

-i-

(continued)

-ii-

(continued)

-iii-

Page
EXHIBITS:

EXHIBIT A	Form of Borrowing Request

EXHIBIT B	Form of Note

CREDIT AGREEMENT (this “Agreement”), dated as of February 6, 2007 between Pennant SPV Company, LLC, a limited liability company organized under the laws of Delaware (the “Borrower”) and Bear Stearns Investment Products Inc. (the “Lender”).

W I T N E S S E T H :

WHEREAS, the Borrower has requested that the Lender establish an uncommitted credit facility to extend Loans to finance the Borrower’s purchase of certain identified Proposed Assets in accordance with the provisions of this Agreement; and

WHEREAS, the Lender is willing to provide such financing to the Borrower subject to and upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Certain Definitions

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Accounts” means, collectively, the Securities Account, the Principal Collection Account and the Interest Collection Account.

“Actual Knowledge” means, with respect to the Borrower, the earlier of actual knowledge of, or receipt of written notice by, a director or an officer (or other employee whose responsibilities include the administration of any transactions contemplated by the Loan Documents) of the Borrower; provided that the Borrower shall be deemed to have “Actual Knowledge” if the subject of such knowledge is otherwise publicly known or available.

“Adjusted Purchase Price” means, for any Asset on a date of determination, the sum of (i) the original Purchase Price of such Asset minus (ii) the aggregate amount of any repayments of principal and payments with respect to Purchased Accrued Interest received by the Borrower with respect to such Asset on or before such date.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any property of the Borrower.

“Affiliate” of a particular Person means, at any time, (a) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of securities having ordinary voting power for the election of directors or other members of the governing body of a corporation or other Person, or 10% or more of any partnership or other ownership interests of any other Person. For purposes of this definition, “control” when used with respect to any particular Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise, and the terms “controlling” “controlled by” and “under common control with” have meanings correlative to the foregoing; provided, however, that under no circumstances shall the Collateral Manager be considered to be an Affiliate of any Person solely because any Loan Document contemplates that it may request or act at the instruction of any such Person or such Person’s Affiliate. For purposes of this definition, (i) the management of an account by one Person for the benefit of any other Person shall not constitute “control” of such other Person, (ii) no entity shall be deemed an Affiliate of any Person solely because the independent director of such Person or any Affiliate of such independent director acts as director for such Person, and (iii) no entity shall be deemed an Affiliate of any Person solely because (A) such entity is a Portfolio Investment of such Person or any of such Person’s Affiliates or (B) debt securities or equity securities of such entity and of such Person are owned by the Collateral Manager, the Borrower or any of their respective Affiliates (in each case, in the form of a Portfolio Investment) or by a Financial Sponsor.

“Agreement” means this Credit Agreement.

“Applicable Margin” means 175 bps.

“Asset” means any Proposed Asset which is purchased and owned by the Borrower using the proceeds of a Loan in accordance with the terms hereof.

“Authorized Officer” of a Person means with respect to any act to be performed by or on behalf of such Person, any director or officer of such Person duly authorized in or pursuant to such Person’s Organizational Documents to perform such act or such other representative of such Person that is approved by the Lender in writing. No Person shall be deemed to be an Authorized Officer unless named on a certificate of incumbency of such Person delivered to the Lender on or after the date of this Agreement.

“Available Loan Amount” means Two Hundred Million Dollars and no cents (US$200,000,000.00).

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.), as amended, and any successor statute and/or any bankruptcy, insolvency, reorganization or similar law that may be applicable to the Borrower.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrowing Base” means, with respect to any Asset on the date of determination, an amount equal to the purchase price for such Asset (expressed as a percentage of the principal amount thereof) multiplied by the then current outstanding principal amount of such Asset.

“Borrowing Date” means the date on which a Loan is made hereunder.

“Borrowing Period” means the period from, and including, the Closing Date to, but excluding, the Maturity Date.

“Borrowing Request” means a request by the Borrower for the Loan in accordance with Section 2.1 hereof, substantially in the form of Exhibit A hereto.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and Chicago, Illinois are authorized or required by law to remain closed; provided that, when used in connection with a Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Cash Equivalents” means as at any date of determination: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P and at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P and at least P-1 from Moody’s; (iv) demand and time deposits in, certificates of deposit of, or bankers’ acceptances issued by the Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000 and, in each case, maturing within one year; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in subclauses (i) through (iv) above, (b) has net assets of not less than $500,000,000, and (c) is rated “AAA” by S&P and “Aaa” by Moody’s; and (vi) any Security or debt instrument as the Lender may approve from time to time; provided, that notwithstanding the foregoing, the maturity date for any Cash Equivalent shall not be later than the date specified in clause (ii) of the definition of Maturity Date.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date hereof or (c) compliance by the Lender (or, for purposes of Section 3.3(b), by any lending office of the Lender or by the Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date hereof.

“Claim” means any liability (including in respect of negligence (whether passive or active or other torts), strict or absolute liability in tort or otherwise, warranty, latent or other defects (regardless of whether or not discoverable), statutory liability, property damage, bodily injury or death), obligation, loss, settlement, damage, penalty, claim, action, suit, proceeding (whether civil or criminal), judgment, penalty, fine and other legal or administrative sanction, judicial or administrative proceeding, cost, expense or disbursement, including reasonable legal, investigation and expert fees, expenses and reasonable related charges, of whatsoever kind and nature.

“Closing Date” means the date as of which each of the parties signs this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means the Assets and any and all real and personal property which is subject or intended or required to be subject to the security interests or Liens granted by any of the Security Documents.

“Collateral Manager” means Parent.

“Contest Claim” means any Tax, assessment, fee, government charge or levy or any Lien or other claim or payment of any nature.

“Control Agreement” means the Account Control Agreement dated as of the Closing Date among the Borrower, the Lender and the Securities Intermediary pursuant to which the Accounts shall be established.

“Default” means any event or occurrence, which, with the passage of time or the giving of notice or both, would become a Termination Event.

“Dollars” or the sign “$” means United States dollars or other lawful currency of the United States of America.

“Eligibility Criteria” means with respect to the purchase of a Proposed Asset using the proceeds of a Loan:

(a) such Proposed Asset is a senior secured loan or debt obligation, the primary obligor of which is a corporation organized and existing under the laws of the United States or any State thereof; provided that up to 30% (by aggregate principal amount) of all Assets purchased by the Borrower may be obligations of entities organized and existing under the laws of the United Kingdom or a country in the Euro Zone;

(b) such Proposed Asset is permitted by its terms to be purchased by the Borrower and pledged to the Lender;

(c) such Proposed Asset is denominated and payable in U.S. Dollars; provided that up to 30% (by aggregate principal amount) of all Assets purchased by the Borrower may be denominated in either Sterling or Euros and that the Borrower has entered into currency exchange or protection transactions acceptable to Lender in its sole and absolute discretion with respect to such non-Dollar denominated Assets;

(d) such Proposed Asset does not require the holder thereof to make any future advances thereon;

(e) such Proposed Asset, together with all other Assets issued or incurred by the obligor thereof or its Affiliates, has an aggregate principal amount not exceeding (i) $10,000,000 in the case of any Asset rated in the “B” or “B-” rating category (or its equivalent, in each case without regard to subcategories) by Standard & Poor’s or higher; provided that with respect to any one obligor, the Lender may, in its sole discretion and at the Borrower’s request, permit this $10,000,000 threshold to be increased to an amount determined by the Lender, and such increased threshold amount for such obligor shall apply for all purposes hereunder or (ii) $20,000,000, in the case of any Asset rated in the “BB” or “BB-” rating category (or its equivalent) or higher by Standard & Poor’s.

(f) such Proposed Asset bears interest at a floating rate determined by reference to the London interbank rate for U.S. Dollar deposits, the prime rate, the applicable rate on U.S. Treasury bills, the federal funds rate or other customary index; provided that up to 25% of the Assets purchased by the Borrower may bear interest at a fixed rate, and the Borrower has entered into interest rate exchange or protection transactions acceptable to Lender in its sole and absolute discretion with respect to such fixed rate Assets;

(g) such Proposed Asset is not an Ineligible Asset;

(h) such Proposed Asset is not an obligation with respect to which taxes are required to be withheld by any relevant jurisdiction on payments to the Borrower, unless the related obligor is required to make additional payments to the Borrower to compensate the Borrower fully for such withholding taxes (taking into account any withholding taxes on such additional payments);

(i) such Proposed Asset has a stated final maturity date not more than ten (10) years after the date of purchase by Borrower;

(j) such Proposed Asset is rated (including a shadow rating to the extent evidence of such shadow rating satisfactory to the Lender has been provided to the Lender) at least B- by Standard & Poor’s or at least B3 by Moody’s; and

(k) such Proposed Asset is a type that banks or other institutional purchasers regularly purchase in primary or secondary market transactions.

Notwithstanding the foregoing, the Lender may, in its sole discretion and at the Borrower’s request, permit any Proposed Asset failing to satisfy one or more of the foregoing Eligibility Criteria to be purchased using the proceeds of a Loan. After any such Asset is purchased by the Borrower, it shall be deemed to be an Eligible Asset and not be required to satisfy any Eligibility

Criteria that were not satisfied at the time of purchase, but shall otherwise be subject to each of the other Eligibility Criteria for all purposes hereunder.

“Eligible Assets” means any Asset that is not an Ineligible Asset.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any Loan Document, (a) income or franchise taxes imposed on (or measured by) such recipient’s net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) any withholding tax that is imposed on amounts payable to an assignee of the Lender or new lending office designated by the Lender, in each case, based on the law in effect as of the time such assignee becomes a party to the Credit Agreement (or designates a new lending office) or is attributable to the Lender’s failure to comply with Section 3.1(e), except to the extent that the Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.1(a).

“Federal Reserve Bank” means the Federal Reserve Bank of the United States of America.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Sponsor” means any Person whose principal business is (including through one or more direct or indirect subsidiaries) acquiring, holding and selling investments (including controlling interests) in otherwise unrelated companies that are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another, and whose financial condition and creditworthiness are independent of the other companies so owned by such Person and/or the subsidiaries of such Person.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority” means any nation, state, sovereign, or government, any federal, regional, state, local or political subdivision and any other entity exercising executive, legislative, judicial, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee Obligations” means, for any Person, without duplication, any financial obligation, contingent or otherwise, of such Person guaranteeing or otherwise supporting any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay

(or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purposes of assuring the owner of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) to provide equity capital under or in the respect of equity subscription arrangements (to the extent that such obligation to provide equity capital does not otherwise constitute Indebtedness), or (v) to perform, or arrange for the performance of, any non-monetary obligations or non-funded debt payment obligations of the primary obligor.

“Indebtedness” of any Person means (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all capitalized lease obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person under acceptances issued or created for the account of such Person, (vii) all unconditional obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or other equity interests of such Person or any warrants, rights or options held by others to acquire such capital stock or other equity interests, (viii) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (i) through (vii) above, and (ix) all Indebtedness of the type referred to in clauses (i) through (viii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 9.3(a) of this Agreement.

“Ineligible Asset” means (a) any Asset which is subject to or affected by an “event of default,” a “termination event” or similar event under the applicable credit or loan agreement, indenture, or any other document or instrument governing or establishing the terms of such asset, (b) any Asset as to which the related obligor has failed to deliver any required financial statements (whether audited or unaudited) for a period of at least 30 days after the date when due under the applicable agreement or at any time thereafter, (c) any Asset which at any time fails to satisfy the Eligibility Criteria; and (d) any Asset which is likely to decline in credit quality and, with the passage of time fail to satisfy the Eligibility Criteria or is otherwise identified by the Borrower or the Lender in good faith as an Ineligible Asset.

“Interest Collection Account” means an account established with the Securities Intermediary pursuant to the Account Control Agreement to which Interest Proceeds shall be credited from time to time.

“Interest Period” means, for each Loan, (i) initially the period commencing on the date of the borrowing of such Loan and ending on the immediately succeeding Business Day and (ii) thereafter, each period commencing on the Business Day immediately succeeding the last day of the preceding Interest Period and ending on the immediately succeeding Business Day.

“Interest Proceeds” means at any time prior to the Maturity Date, (i) all payments of interest, fees and any other amounts (except for principal) received by the Borrower under or with respect to the Assets, (ii) without duplication, the total aggregate amount of any Cash Equivalents (including earnings thereon) in which any proceeds received by Borrower pursuant to clause (i) above have been invested, and (iii) proceeds from the disposition of any Asset in an aggregate amount equal to accrued and unpaid interest on the Assets.

“Legal Requirement” means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, guideline, policy requirement or other governmental restriction or any similar form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, which is applicable to the Borrower or its assets and properties, whether now or hereafter in effect.

“Lender” has the meaning set forth in the preamble of this Agreement.

“LIBOR” means, with respect to a Loan, for each Interest Period:

(a) the rate per annum equal to the rate determined by the Lender to be the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3750) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term of one month, determined as of approximately 11:00 a.m. (London time) on the first day of such Interest Period; or

(b) in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried out to the fifth decimal place) equal to the rate determined by Lender (after consultation with the Borrower) to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term of one month, determined as of approximately 11:00 a.m. (London time) on the first day of such Interest Period; or

(c) in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Lender as the rate of interest at which dollar deposits (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable Loan and with a 30-day term would be offered by its London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) on the first day of such Interest Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, mandatory deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement of any kind or nature whatsoever, including, without limitation, any sale-leaseback arrangement, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable Legal Requirement.

“Loan” has the meaning specified in Section 2.1 hereof.

“Loan Documents” means this Agreement, any Notes, the Security Documents and each other document or instrument relating to or effecting the transactions contemplated hereby or thereby.

“Material Adverse Effect” means a materially adverse change in (a) the portfolio of Assets or the business, property, prospects, financial condition or results of operation of the Borrower, (b) the ability of the Borrower to perform or comply with any of its material obligations under any of the Loan Documents to which it is a party or (c) the validity, perfection or priority of the liens on the Collateral in favor of the Lender.

“Material Contracts” means any contract or other arrangement to which the Borrower is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the earliest of (i) the Parent Offering Closing Date, (ii) June 30, 2007, (iii) the Termination Date and (iv) a date mutually agreed by the parties hereto, as such date may be extended at the request of the Borrower with the consent of the Lender, in its sole and absolute discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized rating agency.

“Note” means a promissory note issued by the Borrower in favor of the Lender evidencing Loans made by the Lender, substantially in the form of Exhibit B hereto.

“Obligations” means all obligations, liabilities and indebtedness of every nature of the Borrower from time to time owing to the Lender under any Loan Document including, without limitation, (i) all principal, interest, and fees, (ii) any amounts (including, without limitation, insurance premiums, licensing fees, recording and filing fees, and Taxes) the Lender expends on behalf of the Borrower because the Borrower fails to make any such payment when required under the terms of any Loan Document, and (iii) all amounts required to be paid under any indemnification, cost reimbursement or similar provision.

“Organizational Documents” means, (i) with respect to any limited liability company or corporation, its memorandum and articles of association and (if applicable) its operating agreement, or its certificate or articles of incorporation or organization, and its by-laws, in each case as amended from time to time, or (ii) with respect to any limited or general partnership, its certificate of limited partnership, as amended, and its partnership agreement and (if applicable)

its certificate of limited partnership, in each case as amended from time to time. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under this Agreement or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” means Pennant Investment Corporation, a Delaware corporation.

“Parent Offering Closing Date” means the date when the Parent Offering Transaction is completed and the proceeds from the issuance of the securities by the Parent are received in connection therewith.

“Parent Offering Transaction” means the initial public offering or private placement of equity securities of the Parent pursuant to the Securities Act and the rules and regulations promulgated thereunder.

“Payment Date” means the Maturity Date or any other date when any payment may be due in accordance with the terms hereof.

“Person” means any individual, corporation, cooperative, partnership, joint venture, association, joint-stock company, limited liability company, other entity, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Portfolio Investment” means an investment made by the Collateral Manager, the Borrower or any of their respective Affiliates in the ordinary course of business of such Person in another Person, which investment is accounted for under GAAP as a portfolio investment of the Collateral Manager, the Borrower or such Affiliate, as applicable.

“Principal Collection Account” means an account established with the Securities Intermediary pursuant to the Account Control Agreement to which Principal Proceeds shall be credited from time to time.

“Principal Proceeds” means at any time prior to the Maturity Date (a) the proceeds of any repayment of principal of any Assets received, (b) the proceeds (other than accrued interest) of any sale of an Ineligible Asset received, net of any reasonable expenses of such sale incurred by the Borrower, and (c) proceeds from the Parent Offering Transaction in an aggregate amount that includes, for each Eligible Asset, the Adjusted Purchase Price of such Asset as of the Maturity Date.

“Proceeds” means “proceeds” as such term is defined in the UCC or under other relevant law and, in any event, shall include, but shall not be limited to, (i) any and all proceeds of, or amounts (in whatsoever form, whether cash, securities, property or other assets) received under or with respect to, any insurance, indemnity, warranty or guaranty payable to the Borrower from time to time, and claims for insurance, indemnity, warranty or guaranty effected or held for the benefit of the Borrower, in each case with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever, whether cash, securities, property or other assets) made or due and payable to the Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any person acting under color of Governmental Authority), and (iii) any and all other amounts (in any form whatsoever, whether cash, securities, property or other assets) from time to time paid or payable under or in connection with any of the Collateral (whether or not in connection with the sale, lease or other disposition of the Collateral).

“Proposed Asset” means any asset identified by the Borrower (or the Collateral Manager on the Borrower’s behalf) that the Borrower proposes to purchase, including any Purchased Accrued Interest and any interest rate or other hedging arrangement with respect to any such asset.

“Purchase Price” means, with respect to a Proposed Asset, the net aggregate amount (including any Purchased Accrued Interest) paid or to be paid by the Borrower to purchase such Proposed Asset, including all upfront fees payable by or paid to the Borrower, including any assignment fees payable by the Borrower, in connection therewith.

“Purchase Request” means a request by the Borrower or the Collateral Manager to the Lender to purchase a Proposed Asset in accordance with Section 2.1 hereof, such request in the form reasonably acceptable to the Lender.

“Purchased Accrued Interest” means, with respect to any Asset, an amount equal to the amount of Loan proceeds, if any, applied towards the purchase of accrued and unpaid interest on such Asset.

“Register” has the meaning specified in Section 6.18.

“Responsible Officer” means, when used with respect to the parties hereto, any officer, including any vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary, director, manager or any other officer of such party who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively.

“Secured Party” means the Lender.

“Securities Account” has the meaning specified in the Control Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Intermediary” means LaSalle Bank National Association.

“Security Agreement” means, the Pledge and Security Agreement between the Borrower as grantor and the Lender as secured party dated as of the date hereof and in form and substance satisfactory to the Lender.

“Security Documents” means, if applicable, any Security Agreement, the Account Control Agreement and each other document or instrument designated as such by the Lender from time to time, including any applicable UCC financing statement filed in connection with any Security Agreement.

“S&P” or “Standard & Poor’s” means Standard & Poor’s Rating Service, a division of The McGraw-Hill Companies, Inc. or any successor thereto.

“Tax” or “Taxes” means all present or future fees, taxes (including, without limitation, income taxes, sales taxes, use taxes, stamp taxes, value-added taxes, excise taxes, ad valorem taxes and property taxes (personal and real, tangible and intangible)), levies, assessments, withholdings and other charges and impositions of any nature, including pursuant to any Contest Claim, plus all related interest, penalties, fines and additions to tax, now or hereafter imposed by any federal, state, local or foreign government or other taxing authority.

“Termination Date” means any date on which the entire unpaid principal amount of the Loan (and certain other amounts) become due and payable pursuant to Section 8.2 of this Agreement.

“Termination Event” means any of the events specified in Section 8.1 of this Agreement.

“Trade Ticket” means, with respect to any Proposed Asset, a fully completed trade ticket substantially in the form of Schedule 1 to the form of Borrowing Request set forth in Exhibit A.

“Uniform Commercial Code” or “UCC” means the New York Uniform Commercial Code, as in effect from time to time.

Section 1.2 Interpretation

Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Exhibit or Schedule shall be to a Section, an Appendix an Exhibit or a Schedule, as the case may be, of this Agreement unless otherwise specifically provided. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of such document unless specified otherwise. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

ARTICLE II

THE CREDIT FACILITY

Section 2.1 Available Loan Amount; Use of Proceeds

(a) During the Borrowing Period, subject to the terms and conditions set forth herein, the Lender hereby establishes an uncommitted credit facility pursuant to which the Lender may extend revolving loans to the Borrower from time to time (each a “Loan” and collectively the “Loans”) in an aggregate principal amount not to exceed at any time the Available Loan Amount. Amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed during the Borrowing Period. The facility provided hereby shall expire at the end of the Borrowing Period. The Borrower unconditionally promises to pay to the Lender the total outstanding principal amount of the Loans, all accrued and unpaid interest thereon and all other amounts owed to the Lender hereunder on the Maturity Date.

(b) The proceeds of the Loans shall be used solely to fund the Purchase Price of Proposed Assets and shall be so applied by the Borrower on each Borrowing Date or not later than the second Business Day thereafter.

(c) (i) Whenever the Borrower desires to purchase a Proposed Asset and incur a Loan to finance such purchase, the Borrower or the Collateral Manager shall submit a Purchase Request to the Lender identifying such Proposed Asset and the maximum principal amount thereof to be purchased. Each Purchase Request delivered to the Lender shall be accompanied by the following with respect to each Proposed Asset:

(A)	electronic copies of all related information memoranda, the most recent annual and quarterly financial statements and the most recent covenant compliance certificates of the related obligor, that have been delivered by or on behalf of such obligor or any applicable agent bank, and

(B)	such information and underlying instruments relating to the corresponding Proposed Asset and the obligors thereon as the Lender may reasonably require.

(ii) Within three Business Days after the date when the Borrower submits a Purchase Request, the Lender shall notify the Borrower whether it accepts or rejects such Purchase Request. Failure by the Lender to respond to a Purchase Request shall be deemed to be a rejection thereof. The Lender shall have sole and absolute discretion to accept or reject any Purchase Request submitted pursuant to this Section 2.1(c)(i); provided that the Borrower may resubmit any rejected or deemed rejected Purchase Request to the Lender for reconsideration in accordance with the terms hereof.

(iii) If the Lender notifies the Borrower that a Purchase Request is accepted, the Borrower or the Collateral Manager may deliver to the Lender a Borrowing Request including a Trade Ticket with respect to each Proposed Asset. Any Borrowing Request must be received by the Lender no later than seven (7) calendar days after the date on which the Lender notifies the Borrower of its acceptance of the related Purchase Request. The Lender shall be entitled to rely on any Borrowing Request delivered by email purporting to be from the Borrower or the Collateral Manager, and such delivery by email shall be deemed to constitute the due execution thereof. Failure by the Borrower to deliver a Borrowing Request within such seven (7) day period shall be deemed to be a rejection thereof. The Borrower hereby acknowledges and agrees that the Lender may, on the Borrower’s behalf, complete the Borrowing Request by inserting the requested Borrowing Date and the aggregate amount of the Loan to be incurred as contemplated by the applicable Trade Ticket, to the extent such information is not available to the Borrower at the time such Borrowing Request is delivered to the Lender.

(iv) Upon satisfaction of the applicable conditions precedent set forth in Section 4.2, the Lender will make the requested Loan available to the Borrower on the applicable Borrowing Date by wire transfer of immediately available funds in Dollars, applied directly to consummate the purchase of each Proposed Asset for which a Trade Ticket was included with the applicable Borrowing Request.

Section 2.2 Use of Proceeds

On each Borrowing Date, the Borrower shall apply proceeds of the applicable Loan to pay the purchase price of Proposed Assets to be acquired by the Borrower on or promptly after such date, and the proceeds of the initial Loan shall also be applied to pay certain expenses of the Borrower. All Assets purchased by the Borrower shall be credited to the Securities Account. Pending any such use, the Borrower shall invest the proceeds of any Loans in Cash Equivalents. No portion of the proceeds of the Loans shall be used in any manner that causes or might cause the Loans or the application of proceeds of the Loans to violate Regulation T, Regulation U or Regulation X (or any other regulation) of the Board of Governors of the Federal Reserve Bank or to violate the Securities Act or the Exchange Act. All Assets purchased with the proceeds of Loans shall be reflected in the records of the Lender and the Securities Intermediary; provided that the failure to so record any such Asset shall not affect the Lender’s rights with respect thereto.

Section 2.3 Interest

(a) Each Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to LIBOR plus the Applicable Margin from the related Borrowing Date through the date of repayment (whether by acceleration or otherwise).

(b) Notwithstanding the foregoing, if any principal of or interest on the Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, both before and after judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to the

Loan as provided in the preceding paragraph of this Section, and unpaid interest on past due amounts shall be due and payable on demand.

(c) Accrued interest on the Loan shall be payable to the Lender in arrears on the Maturity Date and at such other times as may be specified herein.

(d) All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed in each Interest Period (including the first day but excluding the last day). The applicable LIBOR shall be determined by the Lender, and such determination shall be conclusive absent manifest error.

Section 2.4 Repayment of Loan; Priority of Payments

(a) On the Maturity Date, any Termination Date or as may be otherwise specified herein, the Borrower shall repay to the Lender the aggregate principal amount of the Loans outstanding; provided, that the Borrower shall pay principal of the Loans by application of all amounts held in the Principal Collection Account and in the Interest Collection Account in accordance with the priority of payments set forth in subsections 2.4(b) and (c). The parties hereto acknowledge and agree that, except as expressly provided in Sections 2.4(b) and (c), no costs or expenses of the Borrower shall be paid with amounts held in the Principal Collection Account or the Interest Collection Account except for assignment fees included in the Purchase Price of any Asset and as provided in Section 2.4(b)(ii)(C) or Section 2.4(c)(iii).

(b) Amounts held in the Principal Collection Account will be applied on the Maturity Date or as may be otherwise specified herein:

(i) to repay the outstanding principal amount of the Loans,

(ii) to the extent any amounts payable under Subsection 2.4(c)(i) or (ii) are not paid in full after application of all amounts held in the Interest Collection Account, in accordance with the following priorities:

(A) to pay interest accrued under the Loans and any other amounts owing to the Lender hereunder (other than the outstanding principal amount of the Loans);

(B) to pay any fees, expenses and indemnities of the Securities Intermediary, but only to the extent that such fees relate to services provided by the Control Agreement in connection with the Loan Documents or the Assets ; and

(C) [reserved], and.

(iii) the remaining amount, if any, to the Borrower.

(c) Amounts held in the Interest Collection Account will be applied on the Maturity Date or as may be otherwise specified herein:

(i) to pay interest accrued under the Loans and any other amounts owing to the Lender hereunder (other than the outstanding principal amount of any Loans);

(ii) to pay any fees, expenses and indemnities of the Securities Intermediary, but only to the extent that such fees relate to services provided by the Control Agreement in connection with the Loan Documents or the Assets;

(iii) [reserved];

(iv) to repay the outstanding principal amount of the Loans until fully repaid, but only to the extent any such outstanding principal amount is not paid in full after payment is applied in accordance with subsection 2.4(b)(i) as a result of defaults, delinquencies or losses on the Assets; and

(v) the remaining amount, if any, to the Borrower, to be retained in the Principal Collection Account until the Maturity Date and the payment of all amounts owed to the Lender hereunder.

Section 2.5 Prepayments

(a) Optional Prepayments. The Borrower may voluntarily prepay any Loan in whole or in part at any time prior to the Maturity Date upon one (1) prior Business Day’s notice to Lender.

(b) Mandatory Prepayments.

(i) If any change occurs after the date hereof in any Legal Requirement or in the interpretation or application thereof by any authority charged with the interpretation or administration thereof or by any court of competent jurisdiction which shall make it unlawful for the Lender to maintain any or all of the outstanding Loans as contemplated by this Agreement, such Loans shall be prepaid on the Business Day following receipt by the Borrower of notice from the Lender or, if allowed by the relevant Legal Requirement, on the last day of the then current Interest Period. Any accrued interest on the amount being prepaid pursuant to this Subsection 2.5(b)(i) shall be paid on the Maturity Date. If, as a result of such change in a Legal Requirement or in the interpretation or application thereof, any prepayment of the Loan must occur on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to the Lender such amounts, if any, as may be required pursuant to Section 3.4 with respect to such prepayment.

(ii) Any Principal Proceeds resulting from

(A) the sale of any Asset prior to the Maturity Date or

(B) a repayment of principal of any Asset prior to the Maturity Date, shall be deposited in the Principal Collection Account and shall be applied one Business Day thereafter to repay a portion of the outstanding principal amount of the related Loans as set forth in Section 2.4(b).

(iii) In addition, the Borrower shall repay the principal amount of the Loans, in whole or in part, in an amount equal to the excess of the principal amount of the Loans outstanding over 100% of the then current Borrowing Base, which payment shall be made not later than the 15th day after the occurrence of such deficiency. Any accrued interest on the amount being prepaid pursuant to this Subsection 2.5(b)(iii) shall be paid on the next following Payment Date.

Section 2.6 Payments Generally

(a) Each payment by the Borrower hereunder (whether of principal, interest, fees or any other amount) shall be made prior to 12:00 noon, New York City time, on the date when due, in Dollars in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the account of the Lender as follows:

CITIBANK, N.A.

ABA number 021-000-089

A/C: Bear Stearns Securities, Corp.

Account number 0925-3186

For Further Credit To: 096-00220-28

Attn: Evan Kaufman

or such other account as may hereafter be designated by the Lender in writing. The Lender shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly upon receipt thereof, in like funds as received.

(b) If any payment to be made by the Borrower under any Loan Document becomes due and payable on a day other than a Business Day, the date for payment shall be extended to the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees.

Section 2.7 Evidence of Indebtedness; Notes

The Loans shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of each Loan made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a Note, which shall evidence the Lender’s Loans in addition to such accounts or records. The Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

ARTICLE III

TAXES AND YIELD PROTECTION

Section 3.1 Taxes

(a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Legal Requirements. If any amounts are payable in respect of Indemnified Taxes or Other Taxes pursuant to the preceding sentence, then the Borrower shall be obligated to reimburse the Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(c) The Borrower shall indemnify the Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Any Lender or assignee that is not a United States person (within the meaning of Section 7701(a) of the Code shall deliver to the Borrower, prior to receipt of any payment subject to withholding under the Code, a duly signed completed copy of either IRS Form W-8BEN or any successor thereto (relating to the Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to it by the Borrower pursuant to this Agreement)) or IRS Form W 8ECI or any successor thereto (relating to all payments to be made to the Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower that the Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, the Lender shall (A) promptly submit to the Borrower such additional duly completed and signed copy of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to the Lender by the Borrower pursuant to this Agreement, and (B) promptly notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

Section 3.2 Alternate Rate of Interest

If prior to the commencement of any Interest Period, (a) the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period or (b) the Lender estimates that LIBOR determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining the Loan for such Interest Period, the Lender shall give notice thereof to the Borrower by telephone or telecopy as promptly as practicable thereafter. The rate of interest on the Loan for each Interest Period thereafter will be the average cost of funds for the Lender, as reasonably determined by the Lender, plus the Applicable Margin.

Section 3.3 Increased Costs

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (including any reserve established by the Federal Reserve Board) or change the basis of taxation of payments made under this Agreement (other than a change in the rate of tax based on the net income of the Lender or assignee); or

(ii) impose on the Lender or the London interbank market any other condition affecting this Agreement or the Loan made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining the Loan (or of maintaining its obligation to make the Loan) or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.4 Funding Losses

The Borrower agrees to indemnify the Lender and to hold the Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of any failure by the Borrower (for a reason other than the wrongful failure of the Lender to make the Loan) to borrow or prepay the Loan on the date or in the amount notified by the Borrower. The Lender demanding indemnification for any loss or expense sustained or incurred by it pursuant to this Section 3.4 shall, at the time of such demand, deliver to the Borrower a certificate specifying in reasonable detail the additional amount to be paid to it for any such loss or expense. Each determination by the Lender of the amounts owing to it pursuant to this Section 3.4 shall be conclusive and binding in the absence of manifest error.

Section 3.5 Duty to Mitigate

If the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.1, or if the Lender requests compensation under Section 3.3, or if the Borrower would be required to prepay the Loan of the Lender pursuant to Section 2.5(b)(i), then the Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.3 or avoid the prepayment under Section 2.5(b)(i), as the case may be, in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

Section 3.6 Survival

All of the Borrower’s obligations under this Article 3 shall survive the payment in full of all Obligations.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1 Conditions Precedent on the Closing Date

The Lender may advance the initial Loan hereunder on or after the Closing Date subject to the satisfaction of each of the following requirements on or before the Closing Date:

(a) Loan Documents. The Lender shall have received each Loan Document originally executed and delivered by the Borrower and, to the extent applicable, the Parent.

(b) Organizational Documents; Incumbency. The Lender shall have received

(i) a certificate of a director or officer of each of the Borrower and the Parent in a form reasonably satisfactory to the Lender, certifying as appropriate as to:

(A) copies of its organizational or constitutional documents, including its limited liability company operating agreement or articles of incorporation, as applicable, as in effect on the Closing Date certified by the appropriate governmental official, if applicable;

(B) resolutions approving all actions taken by the Borrower or the Parent, as applicable, in connection with this Agreement and the other Loan Documents ; and

(C) the names of the directors or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of each such director or officer and specifying the Authorized Officers permitted to act on behalf of the Borrower or the Parent, as applicable, for purposes of this Agreement and the Loan Documents and the true signatures of such officers, on which the Lender may conclusively rely ; and

(ii) such other documents as the Lender may reasonably request.

(c) Governmental Authorizations and Consents. Each of the Borrower and the Parent shall have obtained all Governmental Authorizations, and all consents and waivers of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents, and each Loan Document shall be in full force and effect and in form and substance reasonably satisfactory to the Lender.

(d) Opinion of Counsel to the Company. The Lender shall have received originally executed copies of the written opinion of Dechert LLP, New York counsel to the Borrower, dated as of the Closing Date and covering certain corporate matters, perfection of the security interest in the Assets, non-consolidation of the Borrower and certain other matters, in form and substance reasonably satisfactory to such Lender (and the Borrower hereby instructs such counsel to deliver such opinion to the Lender).

(e) Opinion of Counsel to the Securities Intermediary. The Lender shall have received originally executed copies of the written opinion of Kaye Scholer LLP, Illinois counsel to the Securities Intermediary, dated as of the Closing Date and covering the perfection of the security interest in the Assets, in form and substance reasonably satisfactory to such Lender.

(f) Borrower Equity. The Lender shall have received evidence satisfactory to it that the Borrower shall have equity capital in an amount at least equal to $1,000,000, and that such amount shall have been deposited in the Principal Collection Account.

Section 4.2 Conditions to each Borrowing

The Lender may, in its sole and absolute discretion, extend any Loan on any Borrowing Date, including the Closing Date, subject to the satisfaction of each of the following conditions precedent:

(a) Purchase Request. The Lender shall have received a Purchase Request in accordance with Section 2.1(c)(i), and all related documents, materials and information contemplated in subsections (A) and (B) thereof.

(b) Borrowing Request. The Lender shall have received a Borrowing Request in accordance with Section 2.1(c)(ii).

(c) Bring-Down. As of the Borrowing Date, the Borrower shall have confirmed in the Borrowing Request that the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of the Borrowing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(d) No Default. As of the Borrowing Date, the Borrower shall have confirmed in the Borrowing Request that no event shall have occurred and be continuing or would result from the consummation of the Loan that would constitute a Default or a Termination Event;

(e) No Termination Event. No Termination Event shall have occurred and be continuing or shall occur as a result of the Loan.

(f) No Material Adverse Effect. Since the Closing Date, no event or circumstances shall have occurred which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(g) Perfected Security Interest. The Lender shall have perfected first priority security interests in the Collateral pursuant to the Security Documents.

(h) Eligibility Criteria. The Proposed Assets described in the applicable Borrowing Request shall satisfy the Eligibility Criteria on the applicable Borrowing Date.

(i) Lender Acceptance. The Lender shall, in its absolute and sole discretion, accept the Purchase Request and consent to extending the Loan for the Purchase Price of the Proposed Assets in accordance therewith and with the corresponding Borrowing Request.

The Lender shall be entitled, but not obligated to request and receive, prior to extending any Loan, additional information reasonably satisfactory to the Lender confirming the satisfaction of any of the requirements set forth in Section 4.1 if, in the good faith judgment of the Lender such request is warranted under the circumstances.

Section 4.3 Notices

Any notice shall be executed by an Authorized Officer in a writing delivered to the Lender. In lieu of delivering a notice, the Borrower may give the Lender facsimile notice by the required time for any proposed Loan; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Borrowing Request to the Lender on or before the applicable Borrowing Date. The Lender shall not incur any liability to the Borrower in acting upon any facsimile notice referred to above that the Lender believes in good faith to have been given by a duly Authorized Officer or other person authorized on behalf of the Borrower or for otherwise acting in good faith.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to make the Loan to be made thereby, the Borrower represents and warrants to the Lender, on the Closing Date and the Borrowing Date, that the following statements are true and correct:

Section 5.1 Organization; Requisite Power and Authority; Qualification

The Borrower (a) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and to carry out the transactions contemplated thereby and (c) is qualified to do business and in good standing wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

Section 5.2 Due Authorization

The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of the Borrower, and to the extent applicable, the Parent.

Section 5.3 No Conflict

The execution, delivery and performance by the Borrower of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to the Borrower, any of the Organizational Documents of the Borrower, or any order, judgment or decree of any court or other agency of government binding on the Borrower or (to the best of the Borrower’s knowledge or belief) to which the Collateral is subject; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any of the terms, conditions or provisions of any Obligation of the Borrower (or to the best of the Borrower’s knowledge or belief) to which the Collateral is subject; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower (other than any Liens created under any of the Loan Documents in favor of the Lender or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Obligation of the Borrower, except for such approvals or consents which will be obtained on or before the Closing Date, except, in each case, where the failure to so comply could not be reasonably expected to have, a Material Adverse Effect.

Section 5.4 Governmental Consents

The execution, delivery and performance by the Borrower of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except (i) for any UCC filing made or to be made on the Closing Date and any UCC continuation statement that will be required to be filed.

Section 5.5 Binding Obligation

Each Loan Document has been duly executed and delivered by the Borrower and, when executed and delivered by the other parties thereto, is the legally valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.6 No Employee

The Borrower has never had any employees.

Section 5.7 No Material Adverse Effect

Since the formation of the Borrower, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, including (without limitation) with respect to any Material Contracts to which the Borrower or any of its Affiliates is a party.

Section 5.8 Adverse Proceedings, etc

There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. The Borrower is not (a) in violation of any applicable laws that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (b) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9 Payment of Taxes

All tax returns and reports of the Borrower required to be filed have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Borrower and upon its properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. The Borrower knows of no proposed tax assessment against the Borrower. The Borrower is not subject to United States federal, state or local income or franchise tax on a net income basis or to United States federal branch profits tax.

Section 5.10 No Liens

The Borrower owns all of the Collateral free and clear of any Lien or any equity or participation interest or any restrictions on transferability (other than those restrictions included in the terms of such instruments), except for the Liens created under this Agreement and the other Loan Documents.

Section 5.11 No Defaults

The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 5.12 Governmental Regulation

The Borrower is not required to register as an investment company under the Investment Company Act of 1940, as amended.

Section 5.13 Margin Stock

The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock, as defined in regulation U of the Federal Reserve Board. No part of the proceeds of the Loan made to the Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Federal Reserve Board.

Section 5.14 No Debt

The Borrower has not incurred any Indebtedness or other material liabilities except with respect to amounts owed under this Agreement and the other Loan Documents.

Section 5.15 No Subsidiaries

The Borrower has no subsidiaries or Affiliates.

Section 5.16 Special Purpose Entity

The Organizational Documents of the Borrower do not permit it to engage in any business or activity other than incurring the indebtedness comprising the Loans and acquiring, owning, managing, holding and pledging to the Lender the Assets (and engaging in any other activities that are incidental to the foregoing), require it to maintain proper books of account and require it to maintain at all times at least one director who is independent of the Parent or any of its Affiliates.

Section 5.17 Real Estate Assets

The Borrower does not own any interest (fee, leasehold or otherwise) in any real property other than security interests in real estate collateral with respect to the Assets.

Section 5.18 Compliance with Statutes

The Borrower is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property and assets.

ARTICLE VI

AFFIRMATIVE COVENANTS

Section 6.1 Notices

The Borrower shall, as soon as practicable and in any event, unless otherwise specified, within five (5) Business Days after the Borrower obtains Actual Knowledge of any of the following, give written notice to the Lender of:

(a) Any litigation, action or proceeding pending or threatened against the Borrower;

(b) Any Termination Event;

(c) Any matter which has or, in the Borrower’s reasonable judgment, would reasonably be expected to have, a Material Adverse Effect; or

(d) Any termination, revocation, suspension or material modification of any Legal Requirement, or any action or proceeding which would reasonably be expected to result in any of the foregoing, that could reasonably be expected to have a Material Adverse Effect.

Section 6.2 Maintenance of Existence and of Licenses

The Borrower shall, to the maximum extent permitted by applicable law, at all times preserve and maintain in full force and effect (i) its legal existence as a limited liability company and its good standing under the laws of the State of Delaware, (ii) its qualification to do business in each other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business as conducted or proposed to be conducted makes such qualification necessary and where the failure to be so qualified, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (iii) all material rights, franchises, privileges, licenses, permits, charters, registrations and consents necessary for the maintenance of its existence.

Section 6.3 Daily Reports

The Borrower will deliver or cause to be delivered a daily report to the Lender which are provided to the Borrower by the Securities Intermediary pursuant to the Account Control Agreement. In the case of any sale by the Borrower of an Asset or Cash Equivalents, such daily report will provide information with respect to the allocation of the proceeds resulting from such sale between Interest Proceeds and Principal Proceeds; provided that such allocation of sale proceeds will be conducted in a commercially reasonable manner.

Section 6.4 Compliance with Documents

The Borrower shall comply with the terms and conditions of each other Loan Document, and use all reasonable efforts to enforce its rights under this Agreement and each other Loan Document to which it is a party, and shall provide the Lender with written notice promptly upon its becoming aware of any breach by it of the provisions of any such document; and, to the extent any action is to be taken by the Borrower under any such document to which it is a party at the direction of the Lender, the Borrower shall promptly take such action in accordance with such direction.

Section 6.5 Minimize Taxes and Costs

The Borrower shall use its commercially reasonable efforts to minimize taxes and any other costs arising in connection with its activities.

Section 6.6 Taxes

The Borrower shall pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of any of its property prior to the date on which penalties, fines or interest attach thereto and all lawful Claims which, if unpaid, might become a Lien on the property of the Borrower.

Section 6.7 Accounts

The Borrower shall at all times maintain the Accounts in accordance with the Security Documents and other accounts as may be required by applicable law.

Section 6.8 Inspections

The Borrower will permit any authorized representatives designated by the Lender to inspect, copy and take extracts from its financial and accounting records, and to discuss its affairs, finances and accounts with its officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

Section 6.9 Compliance with Laws

The Borrower will comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority applicable to it and its property, including, without limitation, any fiscal and accounting rules and regulations and any foreign or domestic law, rule or regulation, including without limitation, in connection with the making of any Loan hereunder, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.10 Special Purpose Entity

(a) The Borrower shall conduct its business solely in its own name as a limited liability company so as not to mislead others as to the identity of the Borrower with which others are concerned. The Borrower shall take no action or conduct its affairs in a manner that is likely to result in its separate existence being ignored or its assets and liabilities being substantively consolidated with the Parent or any other person in a bankruptcy, reorganization or other insolvency proceeding. Without limiting the generality of the foregoing, the Borrower agrees that: (i) it will maintain all of its books, records and bank accounts separate from those of any other Person; (ii) it will hold itself out to the public as a limited liability company distinct from any other Person; (iii) it will not share any common logo with or hold itself out as or be considered as a department or division of the Lender or any other Person and (iv) except as otherwise contemplated by this Agreement, all oral and written communications will be made solely in the name of the Borrower.

(b) The Borrower shall not pay any expenses or make any payment with respect to any obligations to any party other than the Lender or other third parties in connection with financing arrangements relating to the Borrower’s purchase of Assets or in respect of administrative and regulatory fees and taxes, without the prior written consent of the Lender.

(c) The resolutions, agreements and other documents underlying the transactions described in this Agreement shall be maintained by the Borrower in its official books and records.

(d) The Borrower shall not enter into any agreement, contract or any amendment thereto unless such agreement, contract or amendment contain “non-petition” and “limited recourse” provisions, except with respect to any agreements involving the purchase and sale of Assets having customary purchase or sale terms and documented with customary trading documentation.

Section 6.11 Preservation of Security Interests

The Borrower shall preserve and undertake all actions necessary to maintain the security interests granted under the Security Documents in full force and effect (including the priority thereof).

Section 6.12 Maintenance of Liens of the Security Documents

The Borrower shall promptly upon the request of the Lender and at the Borrower’s expense, execute and deliver, or cause the execution and delivery of, and thereafter register, file or record in each appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise necessary or reasonably deemed by the Lender to be desirable for the creation or perfection of any liens and security interests purported to be created by any Security Document.

Section 6.13 Maintenance of Records

The Borrower shall maintain and implement administrative and operating procedures reasonably necessary in the performance of its obligations hereunder and the Borrower shall keep and maintain at all times, or cause to be kept and maintained at all times, all documents, books, records, accounts and other information reasonably necessary for the performance of its obligations hereunder.

Section 6.14 Performance of Obligations

(a) The Borrower shall not take any action, and will use its reasonable commercial efforts not to permit any action to be taken by others, that would release any Person from any of such Person’s covenants or obligations under any instrument included in the Collateral, if such action would have a Material Adverse Effect, except in the case of any enforcement action taken with respect to any defaulted or impaired Asset and as otherwise required hereby.

(b) The Borrower may contract with other Persons for the performance of actions and obligations to be performed by the Borrower hereunder by such Persons. The Borrower may designate the Collateral Manager to act on its behalf as its authorized representative for all purposes under this Agreement. Notwithstanding any such arrangement, the Borrower shall remain solely liable with respect thereto. Without limiting the generality of the foregoing, the Collateral Manager shall have no liability for the Borrower’s obligations hereunder, including the repayment of the Loan. In the event of such contract, the performance of such actions and obligations by such Persons shall be deemed to be performance of such actions and obligations by the Borrower; and the Borrower will punctually perform, and use its best efforts to cause such other Person to perform, all of their obligations and agreements contained in such other agreement.

Section 6.15 Compliance with Eligibility Criteria

If at any time prior to the Maturity Date any Asset is designated as an Ineligible Asset, the Borrower shall sell such asset and the proceeds thereof shall be applied in accordance with Section 6.16.

Section 6.16 Sales of Assets; Principal Proceeds and Interest Proceeds

(a) The Borrower shall use its commercially reasonable efforts to sell any Ineligible Asset at a price not less than the Adjusted Purchase Price for such Asset as of the date of such sale. If the Borrower is unable to arrange for such sale of any Ineligible Asset, then it shall cause the Collateral Manager to use its commercially reasonable efforts to sell such Ineligible Asset. The Principal Proceeds resulting from the sale of any Asset prior to the Maturity Date shall be deposited in the Principal Collection Account and applied in accordance with Subsection 2.5(b)(ii). Any Principal Proceeds received by the Borrower on the Maturity Date in connection with the Parent Offering Transaction or the sale of any Ineligible Assets shall be deposited in the Principal Collection Account and applied in accordance with the priority of payments set forth in Section 2.4.

(b) To the extent any interest is received by the Borrower prior to the Maturity Date with respect to any Asset, such interest shall be deposited in the Interest Collection Account for amounts representing interest accrued from the Borrowing Date until the date of receipt thereof. Any interest accrued on or after the Maturity Date with respect to Assets held by the Borrower pursuant to Section 6.16(c) shall be deposited in the Interest Collection Account for distribution according to the priority of payments set forth in subsection 2.4(c) hereof.

(c) In the event either (i) the Parent Offering Transaction is not completed on the Maturity Date or (ii) one or more Ineligible Assets are not sold pursuant to Section 6.16(a), then the Borrower shall hold each such Asset or Ineligible Asset, as the case may be, until the Lender requires the transfer thereof to the Lender in satisfaction of the outstanding principal amount of the Loan corresponding to any such Assets; provided that the Lender shall exercise its right to require any such transfer no later than 90 days after the Maturity Date.]

(d) Any Principal Proceeds or Interest Proceeds hereunder shall be deposited in the Principal Collection Account and the Interest Collection Account, respectively and applied in accordance with the terms hereof. Any amounts on deposit in the Accounts at any time prior to the Maturity Date may be invested in or used to purchase Cash Equivalents, as directed by the Lender, subject to any requirement that such amounts be applied to repay the outstanding Loan or any other obligations hereunder. On the Maturity Date or any Termination Date, all amounts contained in the Accounts shall be disbursed in accordance with the priority of payments set forth in Section 2.4.

Section 6.17 Further Assurances

(a) The Borrower shall, at its own expense, promptly take or cause to be taken such actions as may be necessary or desirable, in the reasonable judgment of and at the request of the Lender, (i) to maintain the Security Documents as a valid and perfected Lien covering the Collateral and (ii) to preserve and protect fully any perfected security interest of the Lender with respect to the Collateral, including, without limitation, the execution and filing of all necessary instruments, necessary to be kept and filed in such manner and in such places as may be required by law to preserve, protect and perfect fully the lien of the Lender with respect to the Collateral.

(b) Without limiting the foregoing, at any time or from time to time upon the reasonable request of the Lender, the Borrower will, at its expense, promptly execute, acknowledge and deliver a Security Agreement and such amendments or supplements to the Security Documents and such further documents and do such other acts and things as the Lender may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Borrower shall take such actions as the Lender may reasonably request from time to time to protect the interests of the Lender in the Collateral free and clear of all Liens and restrictions on transferability (other than restrictions in instruments governing the Collateral).

Section 6.18 Register

The Borrower hereby designates the Lender, and the Lender agrees, to serve as the Borrower’s agent, solely for purposes of this Section 6.18, to maintain a register at one of its offices in New York, New York (the “Register”) on which it will record the Loans made by the Lender (or any assignee thereof) and each repayment of the principal amount of any Loan. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of the Loans. The transfer of the Loans made by the Lender (or any commitment to make Loans) shall not be effective until such transfer is recorded on the Register. The registration of an assignment or transfer of all or any part of any Loan (or any commitment to make Loans) shall be recorded on the Register only upon receipt of an executed assignment in form and substance satisfactory to Lender. If any Note is issued hereunder, coincident with the delivery of such assignment for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assignor shall surrender such Note evidencing such Loan and thereupon one or more new Notes in the same aggregate principal amount may be issued (if requested) to the assignor and/or the assignee.

ARTICLE VII

NEGATIVE COVENANTS

Section 7.1 Prohibition of Fundamental Changes; Sale of Assets, etc

(a) Except as otherwise provided in the Loan Documents or pursuant to other financing arrangements for the purchase of assets by the Borrower or the Parent Offering Transaction, the Borrower shall not (i) enter into any transaction of merger or consolidation, change its form of organization or its business, or liquidate, wind up or dissolve itself, or suffer any liquidation or dissolution, (ii) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, assets or business, whether now owned or hereafter acquired or (iii) acquire any equity interest in any Person.

(b) The Borrower shall not change its name, its principal place of business or its fiscal year.

(c) The Borrower shall not issue any shares of capital stock or other equity interest of the Borrower, nor any options, warrants, rights or notes representing any obligation of or right with respect to the Borrower, except to the Parent.

Section 7.2 Distributions; Restricted Payments

The Borrower shall not, directly or indirectly, make or declare any dividend or other distribution (in cash, property or obligation) on, or other payment on account of, any interest in the Borrower or any payment of principal or interest in respect of any Indebtedness to a Person other than the Lender except as otherwise provided herein.

Section 7.3 Conduct of Business

The Borrower shall not engage at any time in any business other than the businesses contemplated by the Loan Documents and the Organizational Documents of the Borrower. The Borrower shall not form or caused to be formed any Affiliate.

Section 7.4 Liens

The Borrower shall not create, incur, assume or permit to exist any Lien upon or with respect to any of its property, assets or revenues, whether now owned or hereafter acquired, except for Liens created pursuant to the Security Documents.

Section 7.5 Purchase of Assets; Investments; Loans

The Borrower shall not make any investment or capital contribution to, or purchase stocks, bonds, notes or other securities of, or make any other investment in, any other Person, other than Assets as contemplated by this Agreement. Except for the Assets it holds as contemplated by this Agreement, the Borrower shall not advance or extend any credit to any Person.

Section 7.6 Indebtedness; Guarantees

Except for the Loan incurred and any other amounts owed hereunder, the Borrower shall not create, incur, assume or permit to exist any Indebtedness. The Borrower shall not directly or indirectly create, assume, be or become liable with respect to any guarantee.

Section 7.7 Issuance of Additional Interests

The Borrower shall not issue any notes, rights, warrants or options in respect of obligations of the Borrower other than as permitted by this Agreement.

Section 7.8 Impairment of Rights

The Borrower shall not permit the validity or effectiveness of the obligations under this Agreement or the other Loan Documents to be impaired, or permit the Lien of the Security Documents to be amended, hypothecated, subordinated, terminated or discharged other than in accordance with the terms of the Security Documents.

Section 7.9 Security Interest

The Borrower shall not permit the Lien of the Security Documents not to constitute a valid security interest in the Collateral securing amounts due to the Lender as set forth in this Agreement (and, to the extent required by the Lender, such security interest shall be perfected) or take or fail to take any action that would result in the Lender not having exclusive and continuous “control” over the Collateral (within the meaning of Articles 8 and 9 of the UCC).

Section 7.10 Subsidiaries

The Borrower shall not form, or caused to be formed, any Subsidiaries.

Section 7.11 Preservation of Collateral

Without the consent of the Lender, the Borrower shall not take any action, or fail to take any action, if such action or failure to take action would interfere with the enforcement of the Borrower’s rights under the agreements or instruments relating to any Collateral, including (but not limited to) any amendment of the terms and conditions of any Collateral or any consent to any waiver of rights or to any other action under or in respect of the Collateral.

Section 7.12 Accounts

The Borrower shall not cause to be maintained any bank or securities accounts other than the Accounts.

ARTICLE VIII

TERMINATION EVENTS; REMEDIES

Section 8.1 Termination Events

Any one or more of the following events shall constitute a Termination Event:

(a) the Borrower fails to pay any principal, interest, fees or other amounts under the Loan Documents on the date when due; or

(b) the Borrower fails to comply with any covenant or agreement contained in Section 6.7 (Accounts), Section 7.1 (Prohibition of Fundamental Changes, etc.), Section 7.2 (Distributions, Restricted Payments), Section 7.3 (Conduct of Business), Section 7.4 (Liens), Section 7.5 (Purchase of Assets, Investments; Loans) or Section 7.6 (Indebtedness, Guarantees); or

(c) at any time, funds on deposit in any Account are used by or on behalf of the Borrower other than for the purposes expressly specified in this Agreement or are withdrawn by or at the direction of the Borrower other than as expressly permitted pursuant to this Agreement; or

(d) the Borrower fails to comply with any covenant or agreement under this Agreement or under any other Loan Document (other than those specified in subsections (a), (b) or (c) above), and such failure is not remedied within 30 days after notice thereof from the Lender to the Borrower; or

(e) any representation or warranty made by the Borrower in any Loan Document, or in any certificate or document delivered to the Lender by the Borrower pursuant to any Loan Document, proves to have been incorrect when made or deemed made and such failure is not remedied within 10 days after notice thereof from the Lender to the Borrower; or

(f) (1) the Borrower or the Collateral Manager shall commence any case or other proceeding (A) under the Bankruptcy Code or any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, shall make a general assignment for the benefit of its creditors; or (2) there shall be commenced against the Borrower any case or other proceeding of a nature referred to in clause (1) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (3) there shall be commenced against the Borrower any case or other proceeding seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (4) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (1), (2) or (3) above; or (5) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) The Collateral Manager’s business or financial condition undergoes a Material Adverse Effect, other than as described in Section 8.1(f), or the Collateral Management Agreement shall be terminated or cease to be in full force and effect; or

(h) any Loan Document to which the Borrower is a party ceases, for any reason, to be in full force and effect or any party thereto shall so assert in writing and any such event continues for ten days after the earlier of the Lender giving notice and the Borrower becoming aware of such event; or (ii) any Security Document to which the Borrower is a party ceases, except in accordance with its terms, to be effective to grant a perfected Lien on the Collateral described therein (other than on an immaterial portion thereof) with the priority purported to be created thereby.

Section 8.2 Remedies Upon Termination Event

If any Termination Event occurs and is continuing, the Lender may: (i) declare the entire unpaid principal amount of the Loan (together with all accrued and unpaid interest thereon and any other amount then due under the Loan Documents) and all other Obligations to be forthwith due and payable, whereupon such amounts shall become and be forthwith due and payable, and without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by the Borrower, provided, in the case of Section 8.1(g) such termination shall occur and such amounts shall become due and payable five Business Days after the Lender so notifies the

Borrower; and/or (ii) foreclose on any or all of the Collateral and proceed to enforce all remedies available to the Lender pursuant to the Loan Documents or otherwise as a matter of law. Notwithstanding the foregoing, if a Termination Event referred to in Section 8.1(f) shall occur with respect to the Borrower or the Collateral Manager, the actions described in clauses (i) and (ii) of this Section 8.2 shall be deemed to have occurred automatically and without notice

Section 8.3 Last Look Rights

In connection with any sale or liquidation of any Asset to be effected by the Lender pursuant to Section 8.2, the Lender shall:

(a) notify the Borrower and the Collateral Manager (or its designee) of its intention to sell such Asset and the anticipated date and time of such sale (the “Sale Deadline”);

(b) as soon as practicable after receipt of any bids for such Asset, notify the Borrower and the Collateral Manager of such bids and allow the Collateral Manager (or its designee) to match the highest bid; provided that any such matching bid must be received by the Lender prior to the Sale Deadline; and

(c) sell, or direct the Borrower to sell such Asset to the Person submitting the highest bid for such Asset or (ii) the Collateral Manager (or its designee) if it has matched the highest bid pursuant to Section 8.3(b); provided that the Lender must be reasonably assured that the Collateral Manager (or its designee) will have sufficient funds to complete the purchase of such Asset.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendments; Waivers

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Lender and the Borrower and approved by the Collateral Manager.

(b) No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (a) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Termination

Event, regardless of whether the Lender may have had notice or knowledge of such Termination Event at the time.

Section 9.2 Notices

(a) Unless otherwise expressly provided herein, (and subject to paragraph (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic mail (“email”), as follows:

(i)	if to the Borrower:

445 Park Avenue, 9th Floor

New York, NY 10022

Attention: Arthur Penn

Phone: (212) 515-3317

Email: penn@pennantinvestments.com

(ii)	if to the Lender:

383 Madison Avenue

New York, NY 10179 Attention: Evan Kaufman

Phone: (212) 272-0920

Facsimile: (917) 849-0792

Email: ekaufman@bear.com

(b) Loan Documents may be transmitted and/or signed by facsimile or email. The effectiveness of any such documents and signatures shall, subject to applicable Legal Requirements, have the same force and effect as manually-signed originals and shall be binding on the Borrower and the Lender. The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or email document or signature.

(c) Except as otherwise provided herein, electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.3, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Borrower and the Lender. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.3 Indemnity; Damage Waiver

(a) The Borrower shall indemnify the Lender, and each of the officers, directors, employees, agents, attorneys-in-fact and Affiliates of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(b) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or arising out of the activities in connection herewith or therewith.

(c) All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

(d) The agreements in this Section shall survive the repayment of all other Obligations.

Section 9.4 Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and its respective successors and permitted assigns. Neither this Agreement nor any interest or obligation in or under this Agreement may be assigned (whether by way of security or otherwise) by the Borrower without the prior written consent of the Lender. The parties hereto agree that the Lender may assign or pledge all or part of its interest in the Loan and the Loan Documents to any third party without the consent of the Borrower. Any purported transfer that is not in compliance with this Section will be void.

Section 9.5 Confidentiality

The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder or with respect to any collateral, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or its advisers, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender on a non-confidential basis from a source other than the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding anything in this Agreement to the contrary, the Lender (and each employee, representative or other agent of the Lender) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of Loans and all materials of any kind (including opinions or other tax analyses) that are provided to the Lender relating to such tax treatment and tax structure, except to the extent that such disclosure is subject to restrictions reasonably necessary to comply with securities laws. For these purposes, the tax treatment of Loans means the purported or claimed U.S. federal, state and local income tax treatment of a Loan.

Section 9.6 Limitation on Interest

Notwithstanding anything to the contrary contained in any Loan Document, the interest and fees paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Legal Requirement (the “Maximum Rate”). If the Lender shall receive interest or a fee in an amount that exceeds the Maximum Rate, the excessive interest or fee shall be applied to the principal of the outstanding Obligations or, if it exceeds the unpaid principal, refunded to Borrower. In determining whether the interest or a fee contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Legal Requirement, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 9.7 Right of Setoff

If a Termination Event shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by the Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.

Section 9.8 Nonliability of Lender

The Borrower acknowledges and agrees that the relationship between the Borrower and the Lender is, and shall at all times remain, solely that of borrower and lender; the Lender shall under no circumstance be construed to be a partner or joint venturer of Borrower or its Affiliates; the Lender shall under no circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; the Lender does not undertake or assume any responsibility or duty to the Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform the Borrower or its Affiliates of any matter in connection with the operations of the Borrower or its Affiliates; the Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Lender in connection with such matters is solely for the protection of the Lender and neither Borrower nor any other Person is entitled to rely thereon.

Section 9.9 Integration

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 9.10 Survival of Representations and Warranties

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and any Notes.

Section 9.11 Governing Law

This Agreement shall be governed by and construed in accordance with the law of the State of New York.

Section 9.12 Submission To Jurisdiction; WAIVER OF JURY TRIAL

(a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 9.12(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTION CONTEMPLATED HEREBY OR THEREBY (WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE). EACH PARTY HERETO ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Section 9.13 Severability

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.14 Headings

The table of contents and the headings of Articles, Sections and Exhibits have been included herein for convenience of reference only, are not part of this Agreement, and shall not be taken into consideration in interpreting this Agreement.

Section 9.15 Counterparts

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be maintained by the Borrower and the Lender.

Section 9.16 Collateral Management

(a) The Borrower hereby appoints the Collateral Manager and the Collateral Manager hereby accepts such appointment as its portfolio manager and attorney in fact for purposes of performing all actions permitted or required to be performed by the Borrower under any Loan Document, including without limitation: (i) determining specific Proposed Assets to be purchased or Assets to be sold by the Borrower (and executing trades on behalf of the Borrower), taking into consideration the provisions of the Loan Documents and the Borrower’s Organizational Documents and the expected funding of the Borrower from the proceeds of the Parent Offering Transaction on the Maturity Date, and in the event the Parent Offering Transaction does not occur, to preserve and maximize the value of the Collateral such that the liquidation thereof would satisfy in full all Obligations in accordance with the terms hereof; (ii) acting upon requests for waiver, modification or amendment of the terms of the Assets; and (iii) consulting and negotiating with the Lender in connection with any sale of Assets hereunder including pursuant to Section 6.16.

(b) The Collateral Manager shall, in rendering its services hereunder, use a degree of skill and attention no less than that which the Collateral Manager exercises with respect to comparable assets that it manages for itself and for others having similar investment objectives and restrictions and, to the extent not inconsistent with the foregoing, in accordance with its existing practices and procedures relating to assets of the nature and character of the Collateral, except as expressly provided otherwise in this Agreement. The Collateral Manager shall follow its customary standards, policies and procedures relating to the management of structured vehicles comparable to the Borrower in performing its duties hereunder. The Collateral Manager shall comply with and perform all the duties and functions that have been specifically delegated to it under this Agreement. The Collateral Manager shall cause any purchase or sale of any Assets to be conducted on an arm’s length basis or on terms that would be obtained in an arm’s length transaction. All purchases and sales of Assets by the Collateral Manager on behalf of the Borrower shall be in accordance with reasonable and customary business practices and in compliance with applicable laws. Notwithstanding anything contained herein to the contrary, the Collateral Manager shall not have liability for any act or omission performed or omitted in connection with its role as Collateral Manager unless the Collateral Manager shall have acted in bad faith or with reckless disregard of its duties hereunder.

(c) The Collateral Manager shall not receive a fee for its services hereunder.

(d) Unless otherwise required by any provision of this Agreement or by applicable law, the Collateral Manager shall not intentionally take any action, which it knows or should know, in the exercise of reasonable judgment consistent with the standard of care set forth in this Section 9.16, would (a) materially adversely affect the Borrower for purposes of United States federal or state law or any other law known to the Collateral Manager to be applicable to the Borrower, (b) not be permitted under the Borrower’s Organizational Documents or (c) require registration of the Borrower or the Collateral as an “investment company” under the Investment Company Act, it being understood that in connection with the foregoing the Collateral Manager will not be required to make any independent investigation of any facts or laws not otherwise known to it in connection with its obligations under this Agreement or the conduct of its business generally. The Collateral Manager covenants that it shall comply in all material respects with all laws and regulations applicable to it in connection with the performance of its duties under the Loan Documents and the Borrower’s Organizational Documents. Notwithstanding anything herein, the Collateral Manager shall not take any discretionary action that would reasonably be expected to cause a Termination Event. The Collateral Manager covenants that it shall comply in all material respects with all laws and regulations applicable to it in connection with the performance of its duties hereunder.

(e) The Borrower and the Collateral Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them. The Collateral Manager’s relation to the Borrower shall be deemed to be that of an independent contractor.

(f) The Collateral Manager shall not assign any of its rights or obligations hereunder to any other Person without the prior written consent of the Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective Authorized Officers thereunto duly authorized as of the day and year first above written.

PENNANT SPV COMPANY, LLC

By:	/s/ Arthur H. Penn
Name: Arthur H. Penn Title: Chief Executive Officer

BEAR STEARNS INVESTMENT PRODUCTS INC., as Lender

By:	/s/ Laura L. Torrado
Name: Laura L. Torrado Title: Authorized Signatory

For purposes of Section 9.16 only:

PENNANT INVESTMENT INCORPORATION, as Collateral Manager

By:	/s/ Arthur H. Penn
Name: Arthur H. Penn Title: Chief Executive Officer

EXHIBIT A

FORM OF BORROWING REQUEST

Bear Stearns Investment Products Inc.

383 Madison Avenue

New York, NY 10179

Attention: Evan Kaufman

Re:	Borrowing Request

This Borrowing Request is delivered pursuant to Section 2.1 of the Agreement dated as of February 6, 2007 (the “Credit Agreement”), between Pennant SPV Company, LLC (the “Borrower”) and the Lender. All capitalized terms used but not defined herein shall have the meanings specified in the Agreement.

The Borrower hereby irrevocably requests a borrowing of the Loan as follows:

1. Requested Date of Borrowing:	[______], 2007

2. Aggregate Amount of Requested Borrowing / Purchase Price for Proposed Assets:	US$[________]

3. Trade Tickets:	See Schedule 1 hereto

The Borrower hereby certifies to the Lender that (a) the proceeds of the requested Loan will be applied to fund the aggregate Purchase Price of the Proposed Assets, (b) as of the date of this Borrowing Request, all of the requirements set forth in Section 4.2 of the Agreement have been satisfied or waived by the Lender, and on the date specified in Item 1 above, the Borrower will have satisfied all such requirements for the incurrence of the Loan requested hereby, (c) as of the date of this Borrowing Request, each of the representations and warranties of the Borrower set forth in Article V of the Agreement is true and correct to the extent provided therein and each such representation and warranty will be true and correct on and as of the date of the Loan requested hereby as if made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties were true and correct on and as of such date), and (d) no Default or Termination Event has occurred and is continuing or will result from consummation of the Loan.

Please wire transfer the proceeds of the Loan to the each respective seller of the each Proposed Asset to apply the purchase price as directed by each such seller.

EXH. A-1

This Borrowing Request shall be deemed to be executed and delivered upon delivery by the Borrower or the Collateral Manager to the Lender.

Dated:

PENNANT SPV COMPANY, LLC

EXH. A-2

SCHEDULE 1

Trade Ticket

1.	Trade Number (to be filled out by Bear): __________

2.	Trade Date: _____________

3.	a. Counterparty: _________________________________

b. Contact Info: __________________________________

4.	Type of Trade (circle one): Penn Buy Penn Sell

5.	Issuer/Credit Name: _________________________________

6.	Trade Type (circle one): Primary Secondary

7.	Purchase Rate and Description:

a. Purchase Rate(s) (Price): __________________

b. Facility/Tranche(s): _______________________

c. Amount: ________________________________

8.	Type of Purchase (circle one): Assignment Participation Net-off

9.	Assignment Fees (circle one): Split one Fee Pay one fee Fee Waived

10.	Additional Information:

EXH. A-3

EXHIBIT B

FORM OF NOTE

$[_____________]	New York, New York
_______________, 200__

FOR VALUE RECEIVED, the undersigned, PENNANT SPV COMPANY, LLC, a limited liability company incorporated in the State of Delaware (the “Borrower”), hereby unconditionally promises to pay to the order of BEAR STEARNS INVESTMENT PRODUCTS INC. (the “Lender”), on the dates and in the amounts specified in the Agreement (as hereinafter defined), the principal amount of [                ] DOLLARS ($                    ) or such lesser amount as shall equal the principal amount of the Loans made by the Lender pursuant to the Credit Agreement dated as of February     , 2007 (the “Agreement”) between the Borrower and the Lender. Capitalized terms used but not defined in this Note have the meanings assigned to them in the Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date such Loan is made until such principal amount is paid in full, at such interest rates and on such dates as provided in the Agreement. All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds at the Lender’s office at 383 Madison Avenue, New York, NY 10179, or such other address as the Lender may from time to time notify the Borrower.

The holder of this Note is authorized to record the date and amount of each Loan made by the Lender, the date and amount of each repayment of principal thereof, the amount of unpaid principal with respect thereto, and the length of each Interest Period with respect thereto, on Schedule I annexed hereto and constituting a part hereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded in the absence of manifest error, provided that the failure of the holder of this Note to make such recordation or any error therein shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Agreement in respect of any Loan made by the Lender.

This Note is one of the Notes referred to in the Agreement and is entitled to the benefits thereof. This Note is secured by and entitled to the benefits of the Security Documents.

The obligations of the Borrower under this Note and the Agreement are limited recourse obligations of the Borrower payable solely from the Collateral pledged by the Borrower in accordance with the Credit Agreement.

EXH. B-1

This Note may be required to be prepaid in whole or in part as provided in the Agreement. Upon the occurrence of any one or more Termination Events, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, as provided in the Agreement.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

PENNANT SPV COMPANY, LLC

By:
Name: Title:

EXH. B-2